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                                                                Exhibit (21)



                        LIST OF SIGNIFICANT SUBSIDIARIES





Cross Creek Apparel, Inc. (incorporated in North Carolina)

Russell Corp. UK Limited (organized under the laws of the United Kingdom)

The Game Inc. (incorporated in Georgia)





                                     IV-13